As filed with the Securities and Exchange Commission on April 29, 2025

Registration No. 333-198649

Registration No. 333-198650

Registration No. 333-201011

Registration No. 333-233245

Registration No. 333-235371

Registration No. 333-251296

Registration No. 333-260909

Registration No. 333-270356

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement

Under the Securities Act of 1933

LIBERTY TRIPADVISOR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	400 1st Avenue Needham, MA 02494 (Address of Principal Executive Offices) (Zip Code)	46-3337365 (I.R.S. Employer Identification No.)

Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan

Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan

Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan

(Full title of plan)

Linda C. Frazier Vice President and Secretary TellurideSub LLC 400 1st Ave Needham, MA 02494 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Michael J. Aiello Matthew J. Gilroy Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On April 29, 2025, Liberty TripAdvisor Holdings, Inc., a Delaware corporation (the “Registrant”), merged (the “first merger”) with Telluride Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Tripadvisor, Inc., with the Registrant surviving the first merger as the surviving corporation and an indirect wholly-owned subsidiary of Tripadvisor, Inc., and, immediately following the first merger, the Registrant merged (the “second merger”) with and into TellurideSub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Tripadvisor, Inc., with TellurideSub LLC surviving the second merger as the surviving company and a direct wholly-owned subsidiary of Tripadvisor, Inc. The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the following Registration Statements (collectively referred to herein as the “Registration Statements”):

•	Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2014 (Commission File No. 333-198649) with respect to 2,180,357 shares of the Registrant’s Series A common stock, par value $0.01 per share (“LTRPA”), and 44,407 shares of the Registrant’s Series B common stock, par value $0.01 per share (“LTRPB”), thereby registered for offer or sale pursuant to the Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan.

•	Registration Statement on Form S-8, filed with the Commission on September 9, 2014 (Commission File No. 333-198650) with respect to 2,000,000 shares of LTRPA, thereby registered for offer or sale pursuant to the Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”).

•	Registration Statement on Form S-8, filed with the Commission on December 17, 2014 (Commission File No. 333-201011) with respect to 2,000,000 shares of LTRPB, thereby registered for offer or sale pursuant to the 2014 Plan.

•	Registration Statement on Form S-8, filed with the Commission on August 13, 2019 (Commission File No. 333-233245) with respect to 500,000 shares of LTRPA, thereby registered for offer or sale pursuant to the Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”).

•	Registration Statement on Form S-8, filed with the Commission on December 5, 2019 (Commission File No. 333-235371) with respect to 1,000,000 shares of LTRPA and 2,000,000 shares of LTRPB, thereby registered for offer or sale pursuant to the 2019 Plan.

•	Registration Statement on Form S-8, filed with the Commission on December 11, 2020 (Commission File No. 333-251296) with respect to 200,000 shares of LTRPA and 700,000 shares of LTRPB, thereby registered for offer or sale pursuant to the 2019 Plan.

•	Registration Statement on Form S-8, filed with the Commission on November 9, 2021 (Commission File No. 333-260909) with respect to 400,000 shares of LTRPA, thereby registered for offer or sale pursuant to the 2019 Plan.

•	Registration Statement on Form S-8, filed with the Commission on March 8, 2023 (Commission File No. 333-270356) with respect to 35,000 shares of LTRPA and 165,000 shares of LTRPB, thereby registered for offer or sale pursuant to the 2019 Plan.

The Registrant hereby terminates the effectiveness of each of the Registration Statements. As to any securities that had been registered for issuance pursuant to any of the Registration Statements that remain unissued and unsold at the termination of the Registration Statements, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, State of Massachusetts, on April 29, 2025. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

TRIPADVISOR, INC. as sole member of TELLURIDESUB LLC, as successor by merger to the Registrant

By:	/s/ Seth J. Kalvert
Name:	Seth J. Kalvert
Title:	Chief Legal Officer and Secretary